Exhibit 99(a)(5)(D)

VineBrook Homes Trust Announces Preliminary Results of its Tender Offer for up to $30 million, or 909,090 Shares, of its Class A Common Stock

DALLAS, October 6, 2026 /PRNewswire/ -- VineBrook Homes Trust, Inc. (“VineBrook Homes” or the “Company”) announced today the preliminary results of its previously announced tender offer (the “Offer”) to purchase shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”) for cash at an Offer price equal to $33.00 per Share.

The Offer commenced on September 4, 2026 and expired at 5:00 P.M., Eastern Time on October 5, 2026. The Offer was made pursuant to the terms set forth in the Offer to Purchase, dated September 4, 2026, as amended, and the related letter of transmittal.

Based on a preliminary count by LODAS Transfer, LLC, the depositary for the Offer, the total number of Shares validly tendered and not validly withdrawn in the Offer was 2,753,350.1403 Shares. These preliminary results indicate that the Offer was oversubscribed. The number of Shares which the Company will purchase from each tendering stockholder is expected to be prorated so that the Company purchases in the Offer a total of 909,090 Shares, or approximately 3.46% of the Company’s outstanding Shares, for an aggregate purchase price of approximately $30.0 million. Based on the preliminary count, the depositary has informed the Company that the preliminary proration factor for the Offer is expected to be approximately 33.02%.

The number of Shares expected to be purchased by the Company, the aggregate purchase price for the Shares, and the proration factor are preliminary and subject to final confirmation by the depositary. The final results of the Offer, including the final proration factor, will be announced promptly following completion of the confirmation process. Payment for Shares accepted for purchase by the Company will be made in accordance with the terms of the Offer promptly following final confirmation of the number of Shares tendered and the final proration factor and taking into account adjustments to avoid purchases of fractional Shares. Shares not purchased due to proration will be returned pursuant to the terms of the Offer.

About VineBrook Homes Trust, Inc.

VineBrook Homes Trust, Inc. is an externally advised real estate investment trust. VineBrook Homes is focused on acquiring, developing, renovating, leasing and operating single-family rental home investments primarily located in large to medium size cities and suburbs located in the midwestern, heartland and southeastern United States markets. For more information, please visit investors.vinebrookhomes.com.

Forward Looking Statements

This press release includes forward-looking statements, including, among others, statements with respect to the preliminary results of the Offer, the Shares to be purchased in the Offer, and the completion of the Offer. The words or phrases “expect,” “intends,” “may,” “will,” and other similar expressions are intended to identify such forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, those described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), particularly those described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s other filings with the SEC for a more complete discussion of the risks and other factors that could affect any forward-looking statement. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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